                                                                  EXECUTION COPY

                              ACQUISITION AGREEMENT


                                      AMONG


                       PRODUCTION RESOURCE GROUP, L.L.C.,


                                    as Buyer,


                                       AND


                             SIGNAL PERFECTION, LTD.


                                       AND


                THE SELLERS NAMED ON THE SIGNATURE PAGES HERETO,


                                   as Sellers






                                 August 13, 1998

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                PURCHASE AND SALE

1.1  Agreement to Contribute......................................................................................1
1.2  Agreement to Sell............................................................................................2
1.3  Purchase Price...............................................................................................2
1.4  Closing Obligations..........................................................................................2
1.5  The Closing..................................................................................................4
1.6  Earn Out.....................................................................................................4

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF SPL AND SELLERS

2.1  Organization and Good Standing...............................................................................5
2.2  Authority; No Conflict.......................................................................................6
2.3  No Third Party Options.......................................................................................7
2.4  Capitalization...............................................................................................7
2.5  Financial Statements.........................................................................................8
2.6  Books and Records............................................................................................9
2.7  Title to Properties; Encumbrances............................................................................9
2.8  Condition and Sufficiency of Assets..........................................................................9
2.9  Accounts Receivable.........................................................................................11
2.10 Inventory...................................................................................................11
2.11 No Undisclosed Liabilities..................................................................................11
2.12 Taxes.......................................................................................................12
2.13 No Material Adverse Change..................................................................................13
2.14 Employee Benefits...........................................................................................13
2.15 Compliance with Legal Requirements; Governmental Authorizations.............................................14
2.16 Legal Proceedings; Orders...................................................................................15
2.17 Absence of Certain Changes and Events.......................................................................16
2.18 Contracts; No Defaults......................................................................................18
2.19 Insurance...................................................................................................20
2.20 Environmental Matters.......................................................................................22
2.21 Employees...................................................................................................24
2.22 Labor Relations; Compliance.................................................................................24
2.23 Intellectual Property.......................................................................................24
2.24 Certain Payments............................................................................................27
2.25 Additional Information......................................................................................28
2.26 Disclosure..................................................................................................28
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                                      -i-

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2.27 Relationships with Related Persons..........................................................................28
2.28 Brokers or Finders..........................................................................................29
2.29 Investment Representations..................................................................................29
2.30 Sufficiency of Assets.......................................................................................29

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1  Organization and Good Standing..............................................................................30
3.2  Authority; No Conflict......................................................................................30
3.3  Certain Proceedings.........................................................................................30
3.4  Earn Out....................................................................................................30

                                   ARTICLE IV

                   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

4.1  Access and Investigation....................................................................................31
4.2  Operation of the Businesses of SPL..........................................................................31
4.3  Negative Covenant...........................................................................................31
4.4  Required Approvals..........................................................................................32
4.5  Notification................................................................................................32
4.6  Payment of Indebtedness by Related Persons..................................................................32
4.7  No Negotiation..............................................................................................32
4.8  Best Efforts................................................................................................32

                                    ARTICLE V

                  COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

5.1  Approvals of Governmental Bodies............................................................................33
5.2  Best Efforts................................................................................................33

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO PRG'S OBLIGATION TO CLOSE

6.1  Accuracy of Representations.................................................................................33
6.2  Disclosure Schedule.........................................................................................33
6.3  Sellers' Performance........................................................................................34
6.4  Consents....................................................................................................34
6.5  Due Diligence...............................................................................................34
6.6  No Proceedings..............................................................................................34
6.7  No Claim Regarding Share Ownership of Sale Proceeds.........................................................34
6.8  No Prohibition..............................................................................................34
6.9  SPL Financial Condition; No Material Adverse Change.........................................................34
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                                      -ii-

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6.10  Closing Date Balance Sheet.................................................................................34
6.11  Lease......................................................................................................35

                                   ARTICLE VII

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

7.1  Accuracy of Representations.................................................................................35
7.2  PRG's Performance...........................................................................................35
7.4  No Proceedings..............................................................................................35
7.5  Officer's Certificate.......................................................................................35
7.6  Legal Opinion...............................................................................................35

                                  ARTICLE VIII

     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO MAKE EARN OUT PAYMENT

8.1  Conditions to Initial Closing...............................................................................36
8.2  Sellers' Performance........................................................................................36
8.3  No Prohibition..............................................................................................36

                                   ARTICLE IX

                                   TERMINATION

9.1  Termination Events..........................................................................................36
9.2  Effect of Termination.......................................................................................37

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

10.1  Survival; Right to Indemnification Not Affected By Knowledge...............................................37
10.2  Indemnification and Payment of Damages by Sellers..........................................................37
10.3  Indemnification and Payment of Damages by Sellers--Environmental Matters and Taxes.........................38
10.4  Indemnification and Payment of Damages by PRG..............................................................39
10.5  Time Limitations...........................................................................................39
10.6  Limitations on Amount--Sellers.............................................................................39
10.7  Procedure for Indemnification--Third Party Claims..........................................................40
10.8  Procedure for Indemnification--Other Claims................................................................41
10.9  Payment....................................................................................................41
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                                     -iii-


                                   ARTICLE XI

                                   DEFINITIONS


                                   ARTICLE XII

                             POST-CLOSING COVENANTS

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12.1  Covenant Not to Compete....................................................................................47
12.2  Pledge of Preferred Units..................................................................................48
12.3  Transactions with Related Persons..........................................................................49

                                  ARTICLE XIII

                               GENERAL PROVISIONS

13.1  Expenses...................................................................................................49
13.2  Public Announcements.......................................................................................49
13.3  Confidentiality............................................................................................49
13.4  Notices....................................................................................................50
13.5  Dispute Resolution.........................................................................................51
13.6  Further Assurances.........................................................................................51
13.7  Waiver.....................................................................................................51
13.8  Entire Agreement and Modification..........................................................................52
13.9  Disclosure Schedule........................................................................................52
13.10  Assignments, Successors and No Third Party Rights.........................................................52
13.11  Severability..............................................................................................52
13.12  Section Headings, Construction............................................................................53
13.13  Governing Law.............................................................................................53
13.14  Counterparts..............................................................................................53

Schedule 1.2            Shareholder Loans
Schedule 2.4 (a)        Shareholder List
Schedule 2.4 (b)        Interests of SPL and Sellers
Schedule 2.29           Non-Accredited Investors
Exhibit A               Form of Legal Opinion
---------
Exhibit B-1             Form of Employment Agreement - William E. Parry
-----------
Exhibit B-2             Form of Employment Agreement - Chad M. Gillenwater Sr.
-----------
Exhibit B-3             Form of Employment Agreement - Frederick H. Curdts
-----------
Exhibit C               Form of Lease Agreement
---------

                              ACQUISITION AGREEMENT
                              ---------------------

         ACQUISITION AGREEMENT (the "Agreement"), dated as of August 13, 1998 by and among PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company ("PRG"), as Buyer, and SIGNAL PERFECTION, LTD., a Maryland corporation, ("SPL") and THE SELLERS NAMED ON THE SIGNATURE PAGES HEREOF (collectively the "Sellers"), as Sellers.

                                    RECITALS

         A. SPL is engaged, in the business of providing specialized audio, video and show control design, fabrication and installation and related products. Such business operations of SPL have been carried on under the name of "Signal Perfection, Ltd." SPL has a principal place of business located at 8901 Herrmann Drive, Columbia, MD 21045. Sellers are the sole owners, of record and beneficially, of all of SPL's issued and outstanding capital stock.

         B. PRG is engaged in business as an integrated provider of goods and services in a variety of related markets, including production management, theatrical rental, scenery, rigging, supply of physical production elements (including lighting, scenery, sound and costumes), promotion, themed attractions, Broadway and touring shows, special events and exhibits and film and television production, and desires to acquire 6,650 shares of the common stock, no par value, of SPL (the "SPL Shares"), which shares represent 100% of the outstanding equity of SPL.

         C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Sellers desire to sell and PRG desires to purchase the SPL Shares.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Agreement to Contribute.

         At the Closing, as defined in Section 1.5 hereof, each of the Sellers shall contribute, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, all of their respective rights, titles and interests in and to an undivided interest in 15.375% of the stock of SPL in exchange for 52,721 Preferred Units in PRG having an aggregate liquidation preference of $1,230,000 (the "Preferred Units"). The Preferred Units will be entitled to the same rights and privileges of Regular Units except as specifically provided herein. In the event that, upon an initial public offering in which equity is sold to the public, the value of the stock that would otherwise be exchanged for the Preferred

Units (calculated at the offering price paid by the public) is less than the liquidation preference of such Preferred Units, the Preferred Units will convert into a number of shares with a value equal to the liquidation preference thereof (calculated at the offering price paid by the public). In accordance with PRG's credit agreement with The Bank of New York, as agent, SPL will be required to pledge its units (without other recourse) to The Bank of New York, as agent, as additional security for PRG's borrowings under such credit agreement. Subject to the consent of The Bank of New York, as agent, and to PRG not being in default under its credit agreement therewith (or with any substitute senior institutional lender), SPL will have the right to require PRG to repurchase the Preferred Units commencing three years after their original issuance at a price equal to the liquidation preference thereof. PRG will use commercially reasonable efforts to obtain the consent of The Bank of New York to allow the redemption rights described in the immediately preceding sentence.

         1.2 Agreement to Sell.

         At the Closing, except as otherwise specifically provided in this
Section 1.2, each of the Sellers shall sell, convey, assign, transfer and deliver to PRG and PRG shall purchase, upon and subject to the terms and conditions of this Agreement, an undivided interest in 84.625% of the stock of SPL.

         1.3 Purchase Price.

         (a) The aggregate "Purchase Price" for the SPL Shares shall up to ten million six hundred fifty thousand dollars ($10,650,000) payable as follows:

                  (i) A cash payment of $6,770,000 (less the amount of the receivable from LBM Associates, Inc. as set forth on Schedule 2.4(b) which receivable will be assigned to Sellers at Closing) at closing (the "Closing Cash Payment");

                  (ii) By delivery to the Sellers in proportion to their respective Percentage Interests (as defined in Section 2.4) of a certificate or certificates (the "Unit Certificates") for an aggregate of 52,721 Preferred Units in PRG having an aggregate liquidation preference of $1,230,000, as referred to in Section 1.1; and

                  (iii) By payment to each Seller on the Earn Out Date (as defined in Section 1.6) an amount equal to the Earn Out Payment (as defined in Section 1.6) multiplied by such Seller's respective Percentage Interest as more fully described in Section 1.6.

         1.4 Closing Obligations. At the Closing:

         (a) The Sellers will deliver to PRG:

                  (i) certificates representing the SPL Shares together with undated stock powers duly executed in blank by each applicable Seller in respect of the SPL Shares;

                  (ii) the share register, transfer records and minute books of SPL complete and up to date (but not to include the events occurring at or immediately prior to the Closing) and its certificate of incorporation, bylaws, and corporate seals;

                  (iii) evidence of repayment of the shareholder loans set forth in Schedule 1.2 in the approximate amount of $770,000;

                  (iv) a certificate executed by the chief executive officer of SPL and each Seller certifying that the conditions specified in Sections 6.1, 6.3(a), 6.4, 6.6, 6.7 and 6.8 hereof have been fulfilled and representing and warranting to PRG that each of SPL's and Sellers' representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Sellers to PRG prior to the Closing Date in accordance with Section 4.5);

                  (v) an opinion of Robert A. Rombro, Esq., dated the Closing Date, in the form of Exhibit A;

                  (vi) good standing certificates issued by the Secretary of State of Maryland and each other state in which SPL is qualified to conduct business;

                  (vii) a copy of the articles of incorporation of SPL certified by the Secretary of State of Maryland;

                  (viii) resignations of each of the directors and officers of SPL;

                  (ix) such other documents as PRG may reasonably request for the purpose of (a) evidencing the accuracy of any of SPL's representations and warranties, (b) evidencing the performance by SPL of, or the compliance by SPL with, any covenant or obligation required to be performed or complied with by SPL, (c) evidencing the satisfaction of any condition referred to herein or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby;

                  (x) Each of Messrs. William E. Parry, Chad M. Gillenwater Sr. and Frederick H. Curdts shall execute and deliver an employment agreement substantially in the form of Exhibits B-1, B-2 and B-3, attached hereto, respectively (the "Employment Agreements"); and

                  (xi) The Sellers and SPL shall have executed and delivered a lease substantially in the Form of Exhibit C.

         (b) PRG shall:

                  (i) deliver to the Sellers a certified or cashier's check or wire transfer to an account or accounts designated by Sellers in an amount equal to the Closing Cash Payment in partial payment of the Purchase Price for the SPL Shares;

                  (ii) execute and deliver the Employment Agreements; and

                  (iii) deliver to the Sellers certificates representing the Preferred Units.

         1.5 The Closing. The closing (the "Closing") of the transaction shall take place at 10:00 A.M., local time, on August 13, 1998 or such other date as may be mutually agreed upon in writing by PRG and Sellers. The date of the Closing is sometimes herein referred to as the "Closing Date." The closing shall take place at the New York, New York offices of PRG, or at such other location as the parties shall mutually agree.

         1.6 Earn Out.

         (a) Subject to the terms, conditions and limitations set forth herein, on the Earn Out Date (as defined below) PRG will pay to Sellers, in proportion to their respective Percentage Interests, an aggregate amount equal to the Earn Out Payment, if any, to the extent earned pursuant to Section 1.6(b). If, on the Earn Out Date, the common equity of PRG (or any successor in interest thereto) is publicly traded, PRG may deliver to the Sellers, in lieu of payment of up to one-half of the aggregate Earn Out Payment in cash, such number of publicly traded securities of PRG as has an aggregate value equal to the amount of the Earn Out Payment so replaced where the value of each such security will be deemed to equal the average closing price per share for the ten trading days immediately preceding the date of determination. Such securities may be issued in a transaction which may or may not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Act").

         (b) For the purposes hereof, "Earn Out Payment" means an amount equal to:

                  (i) $2,650,000, if the cumulative EBITDA of SPL for the period from March 1, 1998 through March 31, 2001 equals or exceeds $5,601,388;

                  (ii) $2,650,000, if the cumulative EBITDA of SPL for the period from March 1, 1998 through March 31, 2002 equals or exceeds $6,125,000; or

                  (iii) $1,800,000, if the cumulative EBITDA of SPL for the period from March 1, 1998 through March 31, 2003 equals or exceeds $6,100,000.

Each of the periods referenced in (i), (ii) and (iii) shall be an "Earn Out Period." Upon payment of an amount described in clauses (i), (ii) or (iii), no further Earn Out Payment shall be due or payable. The amounts of $5,601,388, $6,125,000 and $6,100,000 referenced in clauses (i), (ii) and (iii) are referred to as "Earn Out Targets." For the purposes hereof "EBITDA" means earnings before interest, taxes, depreciation and amortization of SPL determined for the applicable fiscal period or periods from the SPL portion PRG's consolidated and consolidating financial statements for the applicable period; provided, however, that except as otherwise agreed, EBITDA shall be calculated without regard to any corporate overhead charge incurred by SPL other than a capital charge for borrowings in an amount to be agreed upon by PRG and SPL.

         (c) No later than 60 days after the end of each Earn Out Period, PRG shall deliver to Sellers a balance sheet of SPL setting forth the EBITDA of SPL for that Earn Out Period. Sellers shall have 30 days from receipt of such balance sheet to notify PRG in writing of any objection to such balance sheet, in which event, the dispute shall be resolved in accordance with Section 1.6(e) hereof. If PRG does not receive written notice from Sellers of any objection within 30 days after delivering such balance sheet to Sellers, PRG shall pay to Sellers the applicable Earn Out Payment, if any, on the 35th day following delivery of such balance sheet or such later date as to which all discrepancies as to such balance sheet are resolved pursuant to Section 1.6(e) (the "Earn Out Date").

         (d) Notwithstanding anything herein to the contrary, the amount of the Earn Out Payment will be reduced, on a dollar-for-dollar basis, in an amount equal to any and all Damages incurred by PRG on or prior to the Earn Out Date, subject to the limitations provided in Section 10.6.

         (e) If Sellers notify PRG in writing of any objection within 30 days after receipt of a balance sheet for an Earn Out Period, and include therein a written statement of any discrepancies believed to exist. PRG will promptly pay to Sellers any amount which is not in dispute. Sellers and PRG will attempt to jointly resolve such discrepancies within 15 days of PRG's receipt of Sellers' discrepancy statement, which resolution, if achieved, will be binding upon all parties to this Agreement and not subject to dispute or review. If Sellers and PRG cannot resolve the discrepancy within such 15-day period, PRG and Sellers will jointly retain Ernst & Young LLP to review the applicable balance sheet together with Sellers' discrepancy statement and any other relevant documents. The cost of retaining Ernst & Young LLP shall be borne equally by the Sellers, on the one hand, and PRG, on the other hand. Ernst & Young LLP will report its conclusions which shall be conclusive and not subject to dispute or review.

         (f) If the Earn-Out Targets set forth in clauses (i) or (ii) of Section 1.6(b) are met, PRG will contribute $350,000 to a bonus pool for the employees of SPL which will be administered pursuant to a bonus plan the terms of which will be determined by the President of SPL and approved by the board of directors of SPL.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF SPL AND SELLERS

         Subject to the limitation on liability set forth in Section 10.6 herein, each of SPL and Sellers represent and warrant to PRG as follows:

         2.1 Organization and Good Standing.

         (a) Part 2.1 of the Disclosure Schedule contains a complete and accurate list for SPL of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number and class of shares held by each). SPL is a company duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. SPL is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the conduct of the business by it requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the business or operations of SPL.

         (b) Sellers have delivered to PRG copies of the Organizational Documents of SPL, as currently in effect.

         (c) Sellers have delivered to PRG a list of the officers and directors of SPL.

         2.2 Authority; No Conflict.

         (a) The execution, delivery and performance of this Agreement by SPL and Sellers have been duly authorized by all necessary action of SPL and Sellers. This Agreement has been duly executed and delivered by SPL and Sellers and constitutes the legal, valid and binding obligation of SPL and Sellers, enforceable against SPL and Sellers in accordance with its terms. Upon the execution and delivery by Sellers of this Agreement and the other documents entered into in connection herewith with the acquisition contemplated hereby (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. SPL and Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Except as set forth in Part 2.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of SPL, or (B) any resolution adopted by the board of directors or the shareholders of SPL;

                  (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which SPL, Sellers, or any of the assets owned or used by SPL or Sellers may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by SPL or that otherwise relates to the business of, or any of the assets owned or used by, SPL or Seller;

                  (iv) cause PRG, solely as a result of its acquisition of SPL pursuant to this Agreement or SPL to become subject to, or to become liable for the payment of, any transfer or similar Tax;

                  (v) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of, any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which SPL or any Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SPL or any Seller or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which SPL or any Seller is a party, by which SPL or any Seller may have rights or by which any of the assets owned by SPL may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of SPL or any Seller thereunder, in each case where such violation, conflict or breach has had a Material Adverse Effect.

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by SPL, except any Encumbrance created as a result of the acquisition of SPL pursuant to this Agreement.

Except as set forth in Part 2.2 of the Disclosure Schedule, no Seller or SPL is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         2.3 No Options. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any of any SPL's assets, properties or rights or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of SPL and other than the Buy-Sell Agreement, dated February 18, 1997, between Sellers and SPL.

         2.4 Capitalization.

         (a) The authorized equity securities of SPL consist of 10,000 shares of common stock, no par value, of which 6,650 shares are issued and outstanding. The SPL Shares constitute all of the issued and outstanding equity securities of SPL. Set forth on Schedule 2.4(a) is a complete and accurate list of all holders of equity securities of SPL, the number of shares of each such class of equity securities held by each such Person and the percentage of each such class so held, including in each case the percentage of SPL Shares so held ("Percentage Interest"). The Sellers are and will be on the Closing Date the record and beneficial owners and holders of all of the issued and outstanding SPL Shares, free and clear of all Encumbrances. Upon consummation of the purchase and sale of the SPL Shares as contemplated hereby, PRG will own the SPL Shares, free and clear of all Encumbrances and no other equity or other securities of SPL will be outstanding. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of SPL. All of the outstanding equity securities of SPL have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of SPL. None of the outstanding equity securities or other securities of SPL was issued in violation of the applicable securities laws or any other Legal Requirement. Without limiting the foregoing, there are no outstanding stock powers, powers of attorney or other similar delegations of authority or instrument of transfer relating to any of the SPL shares.

         (b) Except for CWF, LLC, Media Fabricators Structural Steel Fabricators and LBM Associates Inc. (which interests are described on Schedule 2.4(b) hereto), neither the Sellers nor SPL has any interest in any other corporation, partnership, joint venture, limited liability company, trust or other entity except, in the case of the Sellers, for interests of not more than one percent in any publicly traded corporation whose stock is traded on a recognized national securities exchange.

         2.5 Financial Statements.

         Sellers have delivered to PRG: combined balance sheets of SPL as of February 28 of each of 1997 and 1998, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young LLP ("E&Y"), certified public accountants, including in each case the notes thereto. The 1998 financial statements have been audited by E&Y and the 1997 financial statements have been reviewed by E&Y. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of SPL as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, and the financial statements referred to in this Section
2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In addition, the combined balance sheet of SPL as of the Closing Date (including the notes thereto, the "Closing Date Balance Sheet") shall fairly present the financial condition of SPL as of the Closing Date in accordance with GAAP prepared in a manner consistent with the other financial statements referred to herein. Except for CWF, LLC, no financial statements of any Person other than SPL are required by GAAP to be included in the combined financial statements of SPL. SPL has also provided the separate company financial statements of SPL for the each of the years ended February 28, 1998 and 1997.

         2.6 Books and Records. The books of account, minute books, stock record books and other records of SPL, all of which have been made available to PRG, are complete and correct. The minute books of SPL contain (or will contain at Closing) resolutions ratifying all prior actions taken by the shareholders, the Boards of Directors, and committees of the Boards of Directors of SPL, in form and substance reasonably satisfactory to PRG. At the Closing, all of those books and records will be in the possession of SPL.

         2.7 Title to Properties; Encumbrances. SPL does not own any fee interest in any real property. Part 2.7 of the Disclosure Schedule contains a complete and accurate list of all real property, including leaseholds or other interests therein, held by or utilized by SPL. Sellers have delivered or made available to PRG copies of the leases and other instruments (whether or not recorded) by which SPL acquired such interests. SPL owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by it or reflected as owned in the books and records of SPL, including all of the properties and assets reflected in the audited consolidated balance sheet of SPL as of February 28, 1998 (including the notes thereto, the "February 28 Balance Sheet") (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 2.7 of the Disclosure Schedule and personal property sold since the date of the February 28 Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by SPL since the date of the February 28 Balance Sheet (except for personal property acquired and sold since the date of the February 28 Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 2.7 of the Disclosure Schedule. All material properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the February 28 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the February 28 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time, or both, would constitute a default) exists, (c) liens for current taxes not yet due and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially impairs the use of the property subject thereto, or impairs the operations of SPL and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures utilized by SPL lie wholly within the boundaries of the real property utilized by SPL and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         2.8 Condition and Sufficiency of Assets.

         (a) The equipment of SPL is structurally sound, in good operating condition and repair and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair that is not material in nature or cost. The equipment of SPL is sufficient for the continued conduct of the SPL business after the Closing in substantially the same manner as conducted prior to the Closing.

         (b) Leased Real Property. With respect to the real property that is leased by SPL (the "Real Property"):

                  (i) Sellers have delivered to PRG a true and complete copy of every lease and sublease to which SPL is a tenant or subtenant (each a "Lease" and collectively, the "Leases"); the Disclosure Schedule describes each Lease by setting forth the name of the tenant, the name of the landlord or sublandlord, a the commencement and expiration dates of the current term, the security deposited by SPL with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether the assignment of such Lease by SPL to PRG requires the consent of the landlord or sublandlord.

                  (ii) Each Lease is, and at Closing shall be, in full force and effect, shall constitute a legal and permissible use of the applicable property, and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and neither SPL nor the landlord or sublandlord under any Lease is in material default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

                  (iii) Utility Services. The water, electric, gas and sewer utility services and the storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by SPL in conducting its business and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

                  (iv) Access. There are no restrictions known to Sellers on entrance to or exit from the Real Property to adjacent public streets and no conditions known to Sellers which will result in the termination of the present access from the Real Property to existing highways and roads.

                  (v) Absence of Notice. SPL has no Knowledge of matters which would materially adversely affect the use of the Real Property or which would require the expenditure of more than $10,000 to cure breaches, violations or like matters relating to such Real Property.

                  (vi) No Violations. The Real Property and the present uses thereof comply in all material respects with all regulations and Legal Requirements of all Governmental Bodies having jurisdiction over the Real Property, and SPL has no reason to believe, and no Knowledge that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any regulations, Legal Requirement or Order of any Governmental Body having jurisdiction over the Real Property.

                  (vii) No Encumbrances. Between the date of this Agreement and Closing, neither SPL nor Sellers will have sold, mortgaged or encumbered the Leases.

                  (viii) Executory Contracts. The Disclosure Schedule contains a description of all executory contracts made by or on behalf of SPL, or by which SPL is bound, with respect to the real property ("Executory Contracts"), including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing, Sellers shall deliver to PRG a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

         2.9 Accounts Receivable. All accounts receivable of SPL that are reflected on the February 28 Balance Sheet or on the Closing Date Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the February 28 Balance Sheet represented of the Accounts Receivable reflected therein and will not have a Material Adverse Effect in the composition of such Accounts Receivable in terms of aging). Except for those receivables specifically indicated on Part 2.9 which will be collectible by March 31, 1999, subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. Part 2.9 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the February 28 Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         2.10 Inventory. All inventory of SPL, whether or not reflected in the February 28 Balance Sheet, consists of a quality and quantity usable and salable or rentable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the February 28 Balance Sheet or on the Closing Date Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of SPL.

         2.11 No Undisclosed Liabilities. Except as set forth in Part 2.11 of the Disclosure Schedule, SPL has no Knowledge of any liabilities or obligations of any nature

(whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the February 28 Balance Sheet and current liabilities incurred in the ordinary course of business, consistent with past practice since the date thereof, and which in the aggregate do not and could not cause a Material Adverse Effect. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         2.12 Taxes.

         (a) SPL has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, (including extensions). Sellers have delivered to PRG copies of, and Part 2.12 of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed since January 1, 1995. SPL has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or SPL, except such Taxes, if any, as are listed in Part 2.12 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the February 28 Balance Sheet. SPL is not a member of any affiliated, consolidated or unitary group (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) of companies or similar group of companies ("Group Company").

         (b) Part 2.12 of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in Part 2.12 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 2.12 of the Disclosure Schedule describes all adjustments to the Tax Returns filed by SPL for all taxable years since January 1, 1995, and the resulting deficiencies proposed by the tax authorities. Except as described in Part 2.12 of the Disclosure Schedule, no Seller or SPL has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of SPL or for which SPL may be liable.

         (c) The charges, accruals and reserves with respect to Taxes on the books of SPL are adequate (determined in accordance with GAAP) and are at least equal to SPL's liability for Taxes. There exists no proposed tax assessment against SPL except as disclosed in the February 28 Balance Sheet or in Part 2.12 of the Disclosure Schedule. All Taxes that SPL is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) SPL are true, correct and complete. There is no tax sharing agreement that will require any payment by SPL after the date of this Agreement.

         (e) SPL has not filed a consent under section 341(f) of the Code. SPL has not made any payments and is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code section 280G. SPL has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). SPL has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662.

         (f) The parties recognize that SPL may be deemed to have transacted business in several jurisdictions. In so doing, issues may arise as to the liability of SPL for sales, use, franchise and income taxes in said states other than Maryland. While the Sellers believe that all requisite tax returns have been filed and taxes paid, if any Governmental Body, other than the State of Maryland and any State in which SPL maintains or has maintained a place of business or from which more than 10% of SPL's net revenues in any fiscal year have been derived, shall assert or assess or threaten to assert or assess any liability for sales, use, franchise and income taxes against SPL, the Sellers shall have no responsibility or liability for the defense or payment of same and SPL shall procure that SPL pays such taxes. This Section 2.12(f) shall not exclude the liability of the Sellers under this Agreement in respect of such taxes in the State of Maryland and any State in which SPL maintains or has maintained a place of business or from which more than 10% of SPL's net revenues in any fiscal year have been derived.

         2.13 No Material Adverse Effect. Since the date of the February 28 Balance Sheet, there has not been any event that has had a Material Adverse Effect and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect with respect to SPL, the SPL Shares or any Seller with respect to such Seller's interest in SPL Shares.

         2.14 Employee Benefits.

         (a) Part 2.14 of the Disclosure Schedule sets forth a complete list of all pension and other employee benefit, fringe benefit and compensation plans and arrangements covering directors, employees, former directors or employees, or their respective dependents, of SPL (the "Plans"). The Plans have been administered in accordance with and otherwise comply with all Legal Requirements and with their terms; may be amended or terminated by SPL at any time without notice or approval and without any liability other than for benefits previously accrued as of the amendment or termination date; and, if intended to be tax qualified, are and have always been so tax qualified and have received favorable rulings to this effect covering such Plans since their inception.

         (b) All SPL contributions and payments due and owing to or with respect to the Plans have been timely paid or properly accrued and reserved on the February 28 Balance Sheet, and SPL has complied with any minimum funding requirements imposed by Legal Requirement or the terms of any Plan, and no Plan has any accumulated funding deficiency. There exists no pending or Threatened dispute or claim with respect to any Plan. No Plan is the subject of audit or notice of intended audit by any Governmental Body. No fiduciary breach or prohibited transaction has occurred with respect to any Plan. There are no actual or potential liabilities affecting SPL by virtue of any Plan previously or currently sponsored or maintained by any member of any Group Company of with SPL is or was a part.

         (c) There are no multi-employer or multiple employer plans (as defined in the U.S. Internal Revenue Code and/or the U.S. Employee Retirement Income Security Act ("ERISA") and related laws and regulations) which include SPL. No Plan has been terminated and no reportable event (as defined in ERISA and related laws and regulations) has occurred with respect to any Plan.

         2.15 Compliance with Legal Requirements; Governmental Authorizations.

         (a) Except as set forth in Part 2.15 of the Disclosure Schedule, and except for such violations as could not reasonably be expected to have a Material Adverse Effect on PRG:

                  (i) SPL is, and at all times since January 1, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by SPL of, or a failure on the part of SPL to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of SPL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) no Group Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of SPL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 2.15 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by SPL or that otherwise relates to the business of, or to any of the assets owned or used by, SPL. Each Governmental Authorization listed or required to be listed in Part
2.15 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.15 of the Disclosure Schedule:

                  (i) SPL is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
         Part 2.15 of the Disclosure Schedule;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any

         Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Schedule;

                  (iii) no Group Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 2.15 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         (c) The Governmental Authorizations listed in Part 2.15 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit SPL to conduct and operate its business lawfully in the manner it currently conducts and operates such business and to permit SPL to own and use its assets in the manner in which it currently own and use such assets.

         2.16 Legal Proceedings; Orders.

         (a) Except as set forth in Part 2.16 of the Disclosure Schedule, there is no pending Proceeding the result of which could reasonably be expected to have a Material Adverse Effect:

                  (i) that has been commenced by or against SPL or that otherwise relates to or may affect the business of, or any of the assets owned or used by, SPL; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

         (b) no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to PRG copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 2.16 of the Disclosure Schedule. The

Proceedings listed in Part 2.16 of the Disclosure Schedule will not have a Material Adverse Effect on the business, operations, assets, condition or prospects of SPL.

         (c) Except as set forth in Part 2.16 of the Disclosure Schedule, and except for such Orders as could not reasonably be expected to have a Material Adverse Effect:

                  (i) there is no Order to which SPL, or any of the assets owned or used by SPL, is subject;

                  (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, SPL; and

                  (iii) no officer or director of SPL is subject to any Order that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of SPL.

         (d) Except as set forth in Part 2.16 of the Disclosure Schedule, and where the breach of the following representations could not reasonably be expected to have a Material Adverse Effect:

                  (i) SPL is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which SPL, or any of the assets owned or used by SPL, is subject; and

                  (iii) SPL has no Knowledge regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which SPL, or any of the assets owned or used by SPL, is or has been subject.

         2.17 Absence of Certain Changes and Events. Except as set forth in Part
2.17 of the Disclosure Schedule, since the date of the February 28 Balance Sheet, SPL has conducted its businesses only in the ordinary course of business and there has not been any:

         (a) change in SPL's authorized or issued share capital; grant of any option or right to purchase share capital of SPL; issuance of any security convertible into or exchangeable for such share capital; grant of any registration rights; purchase, redemption, retirement or other acquisition by SPL of any shares of any such share capital; or declaration or payment of any dividend or other distribution or payment in respect of share capital;

         (b) amendment to the Organizational Documents of SPL;

         (c) declaration, setting aside or payment of any dividend or distribution or making or agreeing to make any other distribution or payment in respect of its capital shares or redemption, purchase or other acquisition or agreement to redeem, purchase or acquire any of its capital shares;

         (d) increase by SPL in any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar Contract with any director, officer or employee, except that as of June 1, 1998, the salaries of the Sellers will be as set forth in the Letter of Intent, dated April 3, 1998 from PRG to SPL;

         (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of SPL;

         (f) damage, destruction or loss, whether or not covered by insurance,
(i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate of more than $25,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

         (g) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to SPL of at least $50,000;

         (h) sale (other than sales of inventory or obsolete equipment in the ordinary course of business), lease or other disposition of any asset or property of SPL or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of SPL, including the sale, lease or other disposition of any of the Intellectual Property Assets;

         (i) making or suffering any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound (except for change orders that occur in the ordinary course of business), or cancellation, modification or waiver of any substantial debts or claims held by it or waiver of any rights of substantial value, whether or not in the ordinary course of business, other than with the prior written consent of PRG;

         (j) material change in the accounting methods used by SPL;

         (k) incurrence of any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharge or satisfaction of any lien or encumbrance, or payment of any liabilities, other than in the ordinary course of business consistent with past practice, or failure to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties other than with the prior written consent of PRG;

         (l) creation of, incurrence, assumption or guarantee of any indebtedness for money borrowed, or mortgaging, pledging or subjecting of any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens, other than with the prior written consent of PRG. For purposes of this
Section 2.17, "Permitted Liens" shall mean (a) liens for current real or personal property taxes not yet due and payable, (b) liens disclosed in Section
2.17 of the Disclosure Schedule, (c) statutory liens for amounts not yet due and payable, and (d) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (e) liens incurred in the ordinary course of business;

         (m) event which has caused a Material Adverse Effect with respect to SPL, the SPL Shares or any Seller with respect to such Seller's interest in SPL Shares;

         (n) commitment or agreement for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets, other than with the prior written consent of PRG;

         (o) notice or actual Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects; or

         (p) agreement, whether oral or written, by SPL to do any of the foregoing.

         2.18 Contracts; No Defaults.

         (a) Part 2.18(a) of the Disclosure Schedule contains a complete and accurate list, and Sellers have delivered to PRG true and complete copies, of:

                  (i) each Contract or group of related Contracts that involves performance of services or delivery of goods or materials by SPL of an amount or value in excess of $50,000;

                  (ii) each Contract or group of related Contracts that was not entered into in the ordinary course of business and that involves expenditures or receipts of or by SPL in excess of $50,000;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract or group of related Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                  (iv) each mortgage, indenture, credit agreement, letter of credit or other financing agreement;

                  (v) each licensing agreement or other Contract or group of related Contracts with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Contract or group of related Contracts to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership and other Contract or group of related Contracts (however named) involving a sharing of profits, losses, costs or liabilities by SPL with any other Person;

                  (viii) each Contract or group of related Contracts containing covenants that in any way purport to materially restrict the business activity of SPL or any Related Person of SPL or materially limit the freedom of SPL or any Related Person of SPL to engage in any line of business or to compete with any Person;

                  (ix) each Contract or group of related Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Contract or group of related Contracts entered into other than in the ordinary course of business that contains or provides for an express undertaking by SPL to be responsible for consequential damages;

                  (xii) each Contract or group of related Contracts for capital expenditures in excess of $50,000;

                  (xiii) each written warranty, guaranty and other similar undertaking with respect to contractual performance extended by SPL; and

                  (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

         Part 2.18(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts or group of related Contracts, including the parties to the Contracts and the amount of the remaining commitment of SPL under the Contracts.

         (b) Except as set forth in Part 2.18(b) of the Disclosure Schedule, to the Knowledge of Sellers and SPL, no officer or director of SPL is bound by any Contract that purports to limit the ability of such officer or director to (i) engage in or continue any conduct, activity or practice relating to the business of SPL or (ii) assign to SPL or to any other Person any rights to any invention, improvement or discovery.

         (c) Except as set forth in Part 2.18(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 2.18(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 2.18(d) of the Disclosure Schedule:

                  (i) SPL is in full compliance with all applicable terms and requirements of each Applicable Contract under which SPL has any obligation or liability or by which SPL or any of the assets owned or used by SPL is bound;

                  (ii) each other Person that has any obligation or liability under any Applicable Contract under which SPL has any rights is in full compliance with all applicable terms and requirements of such Applicable Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give SPL or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) no Group Company has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Applicable Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to SPL under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Applicable Contracts relating to the sale, design, manufacture or provision of products or services by SPL have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         2.19 Insurance.

         (a) Sellers have delivered to PRG:

                  (i) true and complete copies of all policies of insurance to which SPL is a party or under which SPL, or any director or officer of SPL in their capacity as such, is or has been covered at any time within the three years preceding the date of this Agreement; and

                  (ii) true and complete copies of all pending applications for policies of insurance.

         (b) Part 2.19(b) of the Disclosure Schedule describes:

                  (i) any self-insurance arrangement by or affecting SPL, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by SPL; and

                  (iii) all obligations of SPL to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 2.19(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

                  (i) a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of
                  insurance and period of coverage; and

                           (C) the amount and a brief description of the claim;
                  and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth on Part 2.19(d) of the Disclosure Schedule:

                  (i) All policies to which SPL is a party or that provide coverage to either Seller, SPL, or any director or officer of SPL:

                           (A) are valid, outstanding and enforceable;

                           (B) are issued by an insurer that, to the Knowledge
                  of Sellers and SPL, is financially sound and reputable;

                           (C) taken together, provide, in the reasonable
                  opinion of Sellers and SPL, adequate insurance coverage for the assets and the operations of SPL;

                           (D) are sufficient for compliance with all Legal
                  Requirements and Applicable Contracts to which SPL is a party or by which any of them is bound;

                           (E) will continue in full force and effect following
                  the consummation of the transactions contemplated hereby; and

                           (F) do not provide for any retrospective premium
                  adjustment or other experienced-based liability on the part of SPL.

                  (ii) SPL has not received, with regard to any policies described in this Section 2.19 (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
         (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder other than those that have been replaced or allowed to intentionally lapse.

                  (iii) SPL has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which SPL is a party or that provides coverage to SPL or director thereof.

                  (iv) SPL has given notice to the insurer of all claims that may be insured thereby.

         2.20 Environmental Matters. Except as set forth in Part 2.20 of the Disclosure Statement:

         (a) SPL is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Group Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Sellers or SPL has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Sellers, SPL, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

         (b) SPL is not aware of, nor has it received notice of, pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which Sellers or SPL has or had an interest.

         (c) No Seller or Group Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Sellers or SPL had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Sellers, SPL, or any other Person for whose conduct they are or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, recycled or received.

         (d) No Seller or Group Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which Sellers or SPL (or, to the Knowledge of Sellers and SPL, any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Group Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and SPL, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which Sellers or SPL has or had an interest except in full compliance with all applicable Environmental Laws.

         (f) There has been no Release or, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which Sellers or SPL has or had an interest, or to the Knowledge of Sellers and SPL any geologically or hydrologically adjoining property, whether by Sellers, SPL, or any other Person.

         (g) Sellers have delivered to PRG true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Sellers or SPL pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by Sellers, SPL, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         2.21 Employees.

         (a) Part 2.21 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of SPL, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under SPL's pension or other employee benefit plan.

         (b) To the Knowledge of SPL or Sellers, no officer, senior employee or director of SPL is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will materially affect (i) the performance of his duties as an officer, senior employee or director of SPL, or (ii) the ability of SPL to conduct its business, including any Proprietary Rights Agreement with Sellers or SPL by any such officer, senior employee or director. To Sellers' Knowledge, no director, officer or other key employee of SPL intends to terminate his employment with SPL.

         (c) Part 2.21 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of SPL, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election and other benefits.

         2.22 Labor Relations; Compliance. Since January 1, 1995, no Group Company has been or is a party to any collective bargaining or other labor Applicable Contract. Since January 1, 1995, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process or (b) any Proceeding against or affecting SPL relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting SPL or their premises, and to Sellers' Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. SPL has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. No Group Company is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         2.23 Intellectual Property.

         (a) The term "Intellectual Property Assets" includes:

                  (i) the names "Signal Perfection," and "Signal Perfection, Ltd." all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

                  (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets");

                  in each case, owned, used or licensed by SPL as licensee or licensor.

         (b) Part 2.23(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by SPL, of all Applicable Contracts relating to the Intellectual Property Assets to which SPL is a party or by which SPL is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which a Group Company is the licensee. There are no outstanding and or Threatened disputes or disagreements with respect to any such agreement.

         (c) Know-How Necessary for the Business.

                  The Intellectual Property Assets are all those necessary for the operation of SPL's businesses as they are currently conducted or as reflected in the business plan given to PRG. One or more of SPL is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

         (d) Patents.

                  (i) Part 2.23(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents including the identity of the Group Company holding each patent. SPL is the owner of all right, title and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities and other adverse claims.

                  (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iii) No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party. The Disclosure Schedule indicates all non-infringement opinions received by Sellers or SPL.

                  (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by SPL infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) All products made, used or sold under the Patents have been marked with the proper patent notice.

         (e) Trademarks.

                  (i) Part 2.23(e) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks and of all jurisdictions in which the Marks have been registered. One or more of SPL is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                  (ii) All Marks that have been registered are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

                  (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or Threatened in any way. None of the Marks used by SPL infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) All products and materials containing a Mark bear the proper registration notice where permitted by law.

         (f) Copyrights.

                  (i) Part 2.23(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. One or more of SPL is the owner of all right, title and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                  (ii) All the Copyrights have been registered and are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or Threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         (g) Trade Secrets.

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

                  (ii) Sellers and SPL have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets.

                  (iii) One or more of SPL has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than one or more of SPL) or to the detriment of SPL. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         2.24 Certain Payments. Since January 1, 1995, no Group Company or director, officer, agent or employee of SPL, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of SPL, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, which could reasonably be expected to cause PRG or SPL to incur any liabilities (which liabilities would have a Material Adverse Effect) (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of SPL or any Related Person of SPL or (iv) in violation of any Legal

Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of SPL.

         2.25 Additional Information. The Disclosure Schedule contains complete and accurate lists and summary descriptions of the following:

         (a) all inventory, equipment and furniture and fixtures of SPL included in the February 28 Balance Sheet, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its net book value as such date and, with respect to the leased property as to which a Group Company is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

         (b) all names under which SPL has conducted any business or which it has otherwise used during the last five years;

         (c) a schedule of used equipment sales by the Sellers for each applicable period; and

         (d) all customer and vendor lists and all historic data in its possession with respect to prior sales to customers and purchases from vendors.

         2.26 Disclosure.

         (a) No representation or warranty of Sellers or SPL in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to either Sellers or SPL that has specific application to either Seller or SPL (other than general economic or industry conditions) and that has resulted in a Material Adverse Effect or, as far as either Seller can reasonably foresee, could result in a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.

         2.27 Relationships with Related Persons. Except as set forth in Part
2.27 of the Disclosure Schedule or for relationships arising solely as a result of the Sellers' ownership interests in SPL, no Seller or any Related Person of Sellers or of SPL has, or since January 1, 1995 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to SPL's businesses. Except as set forth in Part 2.27 of the Disclosure Schedule, no Seller or any Related Person of Sellers or of SPL is, or since January 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with SPL or (ii) engaged in competition with SPL with respect to any line of the products or services of SPL (a "Competing Business") in any market presently served by SPL except for passive investments in less than one percent of the outstanding share capital of any Competing Business that is publicly traded on any recognized exchange or in an over-the-counter market. Except as set forth in
Part 2.27 of the Disclosure Schedule, no Seller or any Related Person of Sellers or of SPL is a party to any Applicable Contract with, or has any claim or right against, SPL.

         2.28 Brokers or Finders. SPL shall pay the fees or expense of lawyers, accountants or other professional advisors in connection with this Agreement or the transactions contemplated hereby, except for any broker's success or similar fee payable to Bengur Bryan & Co., Inc., which fee shall be paid by Sellers, with respect to the transactions contemplated by this Agreement.

         2.29 Investment Representations.

         Each Seller represents and warrants to PRG that:

         (a) He will be purchasing the Preferred Units for his own account without the participation of any other Person, with the intent of holding the Preferred Units for investment and without the intent of participating, directly or indirectly, in a distribution of the Preferred Units and not with a view to, or for resale in connection with, any distribution of the Preferred Units or any portion thereof;

         (b) He can sustain a complete loss of this investment in the Preferred Units and has no need for liquidity in this investment;

         (c) He will have evaluated the risk of investing in the Preferred Units and will be acquiring the Preferred Units based only upon his independent examination and judgment as to the prospect of the Company as determined from information obtained directly by him from the Company or Related Persons thereof;

         (d) He is a resident of the state indicated in his address listed in his employment agreement with the Company. He shall advise the Company immediately prior to his purchase of the Preferred Units if his state of residence changes;

         (e) Except as set forth on Schedule 2.29, he qualifies as an "accredited investor" as defined in Regulation D promulgated pursuant to the Act.

         (f) Each Seller has received and reviewed a copy of PRG's Registration Statement on Form S-4 and such other materials pertaining to PRG as such Seller desires and has been provided sufficient opportunity to question members of the management of PRG.

         2.30 Sufficiency of Assets for Growth. SPL currently has all assets and financial and other resources necessary to achieve the Earn Out Targets. Notwithstanding anything herein to the contrary, the immediately preceding sentence shall not be deemed a guaranty of the achievement of the Earn Out Targets.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         PRG represents and warrants to SPL and Sellers as follows:

         3.1 Organization and Good Standing. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 Authority; No Conflict.

         (a) The execution, delivery and performance of this Agreement by PRG have been duly authorized by all necessary action of PRG and its members and managers. This Agreement has been duly executed and delivered by PRG and constitutes the legal, valid and binding obligation of PRG enforceable against PRG in accordance with its terms. PRG has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement except as specifically set forth herein.

         (b) Except as set forth in Section 6.4 hereof, neither the execution and delivery of this Agreement by PRG nor the consummation or performance of any of the transactions contemplated hereby by PRG will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to:

                  (i) any provision of PRG's Organizational Documents;

                  (ii) any resolution adopted by the board of advisors or the members of PRG;

                  (iii) any Legal Requirement or Order to which PRG may be subject; or

                  (iv) any Applicable Contract to which PRG is a party or by which PRG may be bound.

         (c) Except as set forth in Section 6.4 hereof, PRG is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against PRG and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To PRG's Knowledge, no such Proceeding has been Threatened.

         3.4 Earn Out. PRG recognizes that SPL will require working capital to operate its business and meet the Earn Out Targets. Following Closing, PRG shall provide working capital to SPL consistent with SPL's business needs subject, however, to PRG's business practices and constraints.

                                   ARTICLE IV

                   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause SPL and its Representatives to,
(a) afford PRG and its Representatives and prospective lenders and their Representatives (collectively, "PRG's Advisors") full and free access to SPL's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish PRG and PRG's Advisors with copies of all such contracts, books and records, and other existing documents and data as PRG may reasonably request and (c) furnish PRG and PRG's Advisors with such additional financial, operating and other data and information as PRG may reasonably request.

         4.2 Operation of the Businesses of SPL. Between the date of this Agreement and the Closing Date, Sellers will, and will cause SPL to:

         (a) conduct the business of SPL only in the ordinary course of business;

         (b) not declare, set aside or pay any dividend or distribution or make or agree to make any other distribution or payment in respect of its capital shares or redeem, purchase or otherwise acquire or agree to redeem, purchase or acquire any of its capital shares;

         (c) use their best efforts to preserve intact the current business organization of SPL, keep available the services of the current officers, employees and agents of SPL, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with SPL;

         (d) not enter into any commitments or arrangements with new distributors, sales agents or licensees or modify in any material respect or terminate existing relationships with distributors, sales agents or licensees, in all cases, without PRG's consent;

         (e) confer with PRG concerning operational matters of a material nature, including regarding any material negotiations or other material communications relating to any commitment or arrangement with distributors, sales agents and licensees or the modification or termination of any existing relationship with any distributor, sales agent or licensee;

         (f) otherwise report periodically to PRG concerning the status of the business, operations and finances of SPL; and

         (g) notify PRG of any changes in the terms of the insurance policies and binders referred to on the insurance portion of the Disclosure Schedule.

         4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause SPL not to, without the prior consent of PRG, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
2.17 is likely to occur.

         4.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause SPL to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Sellers will, and will cause SPL to, (a) cooperate with PRG with respect to all filings that PRG elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with PRG in obtaining all consents identified in Section 6.4 hereof.

         4.5 Notification. Between the date of this Agreement and the Closing Date, SPL and each Seller will promptly notify PRG in writing if Seller or SPL becomes aware of any fact or condition that causes or constitutes a breach of any of SPL's or Sellers' representations and warranties as of the date of this Agreement, or if any Seller or SPL becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to PRG a supplement to the Disclosure Schedule specifying such change, which change shall be included in the Disclosure Schedule only upon PRG's written consent to such inclusion. During the same period, SPL and each Seller will promptly notify PRG of the occurrence of any breach of any covenant of Sellers in this Article 4 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 6 impossible or unlikely.

         4.6 Payment of Indebtedness by Related Persons. Sellers will cause all indebtedness owed to SPL by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

         4.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, neither the Sellers nor SPL will, and, they will ensure that their Related Persons and their respective officers, employees, agents and representatives will not, directly or indirectly (a) enter into any agreement or arrangement involving the possible acquisition of any shares or material assets of SPL (other than sales of inventory in the ordinary course of business), (b) solicit or encourage offers from, engage in any discussion with, or provide any financial or other SPL information to, any Person relating to any such acquisition, or (c) respond to any inquiries from any Person relating to any such acquisition except to inform such Person that discussions are under way with another party, without naming PRG.

         4.8 Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their best efforts to cause the conditions in Articles 6 and 7 to be satisfied.

                                    ARTICLE V

                  COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

         5.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, PRG will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, PRG will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the transactions contemplated hereby, and cooperate with Sellers in obtaining all consents identified in Part
2.2 of the Disclosure Schedule; provided that this Agreement will not require PRG to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization. As promptly as practicable after the date of this Agreement, if not done previously, PRG will use commercially reasonable efforts to obtain the consent of the required banks under PRG's credit agreement with The Bank of New York, as agent for the consummation of the transactions contemplated by this Agreement.

         5.2 Best Efforts. Subject to the provisions of Section 5.1, between the date of this Agreement and the Closing Date, PRG will use its best efforts to cause the conditions in Article 6 and 7 to be satisfied.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO PRG'S OBLIGATION TO CLOSE

         PRG's obligation to purchase the SPL Shares and to take the other actions required to be taken by PRG at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG, in whole or in part):

         6.1 Accuracy of Representations.

         Each of Sellers' representations and warranties must be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date.

         6.2 Disclosure Schedule.

         Any information, changes or supplement to the Disclosure Schedule must be consented to by PRG. If PRG and Sellers cannot mutually agree, in whole or part, upon an amendment to the Disclosure Schedule, PRG's sole remedy shall be to terminate this Agreement. If in any such event, if this Agreement is not so terminated then such disputed Disclosure Schedule or the disputed portion thereof shall be deemed to be consented to.

         6.3 Sellers' Performance.

         (a) Each of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

         (b) Each document required to be delivered pursuant to Section 1.4 must have been delivered.

         6.4 Consents. Each of the Consents identified in Part 2.2 of the Disclosure Schedule must have been obtained and must be in full force and effect and PRG shall have obtained the consent of the Required Lenders, as defined in PRG's Credit Agreement with The Bank of New York, as agent.

         6.5 Due Diligence. PRG shall have completed its due diligence examination of SPL, and the results of such due diligence examinations shall be satisfactory to PRG in all respects.

         6.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Sellers or SPL, or against any person affiliated with Sellers or SPL, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

         6.7 No Claim Regarding Share Ownership of Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any share of, or any other voting, equity or ownership interest in, SPL, or (b) is entitled to all or any portion of the Purchase Price payable for the SPL Shares.

         6.8 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause PRG or any Person affiliated with PRG to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

         6.9 SPL Financial Condition; No Material Adverse Effect. PRG shall be satisfied that there shall have been no event that has caused a Material Adverse Effect in the business, assets, operations, prospects or financial condition of SPL since February 28, 1998.

         6.10 Closing Date Balance Sheet. The Sellers shall have delivered to PRG a pro forma Closing Date Balance Sheet in form and substance satisfactory to PRG.

         6.11 Lease. SPL, as tenant, shall, on the Closing date, execute and deliver to CWF, as landlord, a lease agreement substantially in the form of Exhibit D with respect to the Facility.



                                   ARTICLE VII

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         SPL's and Sellers' obligations to sell the SPL Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         7.1 Accuracy of Representations. Each of PRG's representations and warranties in this Agreement must be true, correct and accurate as of the Closing Date as if made on the Closing Date.

         7.2 PRG's Performance.

         (a) Each of the covenants and obligations that PRG is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

         (b) PRG must have made the Closing Cash Payment required to be made by PRG pursuant to Section 1.3(a)(i).

         (c) PRG shall have delivered each of the documents or other items required by Section 1.4(b).

         7.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against PRG, or against any Person affiliated with PRG, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or
(b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

         7.4 Officer's Certificate. SPL and Sellers shall have received a certificate from an officer of PRG dated the Closing Date certifying that the conditions specified in Sections 7.1, 7.2(a) and 7.3 hereof have been fulfilled.

         7.6 Legal Opinion. Robert A. Manners, general counsel for PRG, shall have delivered to Sellers a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Sellers.

                                  ARTICLE VIII

                       CONDITIONS PRECEDENT TO PURCHASER'S
                       OBLIGATION TO MAKE EARN OUT PAYMENT

         PRG's obligation to make the Earn Out Payment and to take the other actions required to be taken by PRG on the applicable Earn Out Date, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG in whole or in part):

         8.1 Conditions to Initial Closing. The Closing shall have occurred.

         8.2 Sellers' Performance. If any Seller shall be in default or breach of any covenant or agreement other than a covenant or agreement not to compete contained herein or in any employment agreement with SPL or PRG, after giving effect to any cure provision in any such employment agreement, any Earn Out Payment due to such Seller shall be offset by the amount of damages incurred by PRG. If any Seller shall be in default or breach of any covenant or agreement not to compete contained herein or in any employment agreement with SPL or PRG, after giving effect to any cure provision in any such employment agreement, PRG shall have no obligation to make any Earn Out Payment to such Seller.

         8.3 No Prohibition. The payment of the Earn Out Payment or Earn Out Payments contemplated hereby will not, directly or indirectly (with or without notice or lapse of time) violate any law or regulation applicable to PRG. Furthermore, the payment of any Earn Out Payment shall not be prohibited by the terms of PRG's credit facilities nor shall the making of any such payment cause a default thereunder; provided however, if any Earn Out Payment is so prohibited, such Earn Out Payment shall bear interest at a rate equivalent to the rate payable to PRG's senior institutional lenders, and shall become payable at such point when such payment is not longer so prohibited or would no longer cause such a default.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by PRG or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

         (b) (i) by PRG if any of the conditions in Article 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PRG to comply with its obligations under this Agreement) and PRG has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c) by mutual consent of PRG and Sellers; or

         (d) by either PRG or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 10 business days from the date hereof, or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

         10.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 1.4(a)(iv) and any other certificate or document delivered pursuant to this Agreement will survive the Closing 30 days following the filing by PRG of its quarterly report on Form 10-Q for the three-month period ended March 31, 1999; provided, however, that the representations and warranties in Sections 2.12 and 2.20 hereof shall survive for their respective statutes of limitations applicable to taxes and environmental matters. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

         10.2 Indemnification and Payment of Damages by Sellers. Subject to the monetary and proportionate share limitations of Section 10.6 hereof, each Seller will indemnify and hold harmless PRG, SPL, and their respective Representatives, members, managers, advisors, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by Sellers in this Agreement without giving effect to any supplement to the Disclosure Schedule;

         (b) any breach by either Seller of any covenant or obligation of such Seller in this Agreement or in any other Transaction Document;

         (c) any product shipped or manufactured by, or any services provided by, SPL prior to the Closing Date; or

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or SPL (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby, including, without limitation, any fees or expenses payable to Bengur Bryan & Co., Inc.

         The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to PRG or the other Indemnified Persons.

         10.3 Indemnification and Payment of Damages by Sellers--Environmental Matters and Taxes. In addition to the provisions of Section 10.2 and pursuant to
Section 10.1, Sellers will indemnify and hold harmless PRG, SPL and the other Indemnified Persons for, and will pay to PRG, SPL and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Sellers or SPL has or had an interest; (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Sellers or SPL or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or (iv) any Hazardous Activities that were, or were allegedly, conducted by Sellers or SPL or by any other Person for whose conduct they are or may be held responsible;

         (b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or SPL or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of SPL prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such

Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or SPL or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         (c) PRG will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section
10.3. The procedure described in Section 9.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         (d) any liability for Taxes imposed on SPL for periods prior to the Closing date except to the extent (i) shown on the February 28 Balance Sheet or
(ii) attributable to income earned or operations in periods commencing on or after March 1, 1998.

         10.4 Indemnification and Payment of Damages by PRG. PRG will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by PRG in this Agreement or in any certificate delivered by PRG pursuant to this Agreement, (b) any breach by PRG of any covenant or obligation of PRG in this Agreement or (c) any claim by any Person against either Seller for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PRG (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

         10.5 Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.2, 2.3, 2.4, 2.12, and 2.20, unless on or before June 30, 1999 PRG notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by PRG; a claim with respect to Sections 2.2, 2.3, 2.4, 2.12, and 2.20, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time within the longest applicable statute of limitations. If the Closing occurs, PRG will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before June 30, 1999 Sellers notify PRG of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         10.6 Limitations on Amount--Sellers.

         (a) Sellers will have no liability (for indemnification or otherwise) with respect to any Damages until the total of all Damages exceeds $50,000 but shall then be liable for all Damages above $50,000 up to the maximum limitations contained herein.

         (b) The maximum Damages for any breach of the representation or warranties are set forth in Sections 2.1, 2.3, 2.4, 2.12, 2.20 and 2.28 shall be an aggregate of $3 million.

         (c) Except as set forth in subsection (b), the maximum Damages for any breach of the representations and warranties contained herein shall be an aggregate of $500,000.

         (d) Any Damages shall first be paid from the Preferred Units (valued at their liquidation preference) and, if necessary, next from the Earn Out Payment (to the extent then payable) before being paid from any other sources.

         (e) Each Seller's maximum liability for Damages shall be equal to such Seller's proportionate share of the $500,000 or $3 million maximum Damages provided in this Section 10.6 based on such Seller's Percentage Interest in SPL.

         (f) PRG may elect to recover a liability determined hereunder by repurchasing from the Sellers (pro rata in accordance with their respective Percentage Interests) for $.001 per Preferred Unit such aggregate number of Preferred Units as the aggregate liquidation preference therefore equals the amount of the applicable Damages. For example, if PRG suffers $23,330 in Damages for which it is entitled to indemnification payments hereunder, PRG may repurchase from Sellers (pro rata in accordance with their respective Percentage Interests) the number of Preferred Units that have an aggregate liquidation preference of $23,330 at a purchase price of $.001 per Preferred Unit, in such case, PRG would be entitled to purchase 1,000 Preferred Units at their $23.33 per Preferred Unit liquidation preference at a total purchase price of $1.00. The Sellers hereby grant to PRG a power of attorney to effectuate the foregoing transfers of Preferred Units, such power of attorney being irrevocable and coupled with an interest.

         10.7 Procedure for Indemnification--Third Party Claims.

         (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

         (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding to the extent that it wishes unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding or to assume the defense of such Proceeding with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding in each case subsequently incurred by the indemnified party in connection with the defense of such

Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, join in the right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court of competent jurisdiction located in the State of New York for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.9 Payment. Upon the determination of a liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), subject to the limitations of Section 10.6, the Paying Party shall make such payment within 10 days after such determination of the amount of any claim for indemnification made hereunder. Payments of amounts owed by SPL or Sellers to PRG may be made by offsetting the amounts against any other funds payable to SPL or the Sellers by PRG. If the amount owed to PRG is greater than $1.23 million, PRG shall make a claim for indemnification only after any Earn Out Payment is determined. In the event that the Receiving Party is not promptly paid in full for any such claim pursuant to the foregoing provisions, it shall have the right (subject to the limitations set forth in Section 10.6), notwithstanding any other rights that it may have against any other Person or entity, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement or any other Transaction Document, including, without limitation, any Earn Out Payment. Upon the payment in full of any claim, either by set-off or otherwise, the Paying Party shall be subrogated to the rights of the Receiving Party against any Person or entity with respect to the subject matter of such claim.

                                   ARTICLE XI

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 11:

         11.1 "Applicable Contract" means any Contract (a) under which SPL has or may acquire any rights, (b) under which SPL has or may become subject to any obligation or liability or (c) by which SPL or any of the assets owned or used by it is or may become bound.

         11.2 "Closing" is defined in Section 1.5.

         11.3 "Closing Cash Payment" is defined in Section 1.3.

         11.4 "Closing Date" means the date and time as of which the Closing actually takes place.

         11.5 "Closing Date Balance Sheet" is defined in Section 2.5.

         11.6 "Consent" means approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         11.7 "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         11.8 "Damages" is defined in Section 10.2.

         11.9 "Disclosure Schedule" means the disclosure schedule delivered by Sellers to PRG concurrently with the execution and delivery of this Agreement.

         11.10 "Earn Out Date" is defined in Section 1.6.

         11.11 "Earn Out Payment" is defined in Section 1.6.

         11.12 "Earn Out Target" is defined in Section 1.6.

         11.13 "EBITDA" is defined in Section 1.6.

         11.14 "Employment Agreements" is defined in Section 1.4(a)(x).

         11.15 "Encumbrance" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         11.16 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         11.17 "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         11.18 "Environmental Law" means any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         11.19 "Executory Contracts" is defined in Section 2.8.

         11.20 "Facilities" means any real property, leaseholds or other interests in real property currently or formerly owned or operated by SPL and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by SPL.

         11.21 "February 28 Balance Sheet" is defined in Section 2.7.

         11.22 "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the February 28 Balance Sheet and the other financial statements referred to in Section 2.5 were prepared.

         11.23 "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         11.24 "Governmental Body" means any:

         (a) nation, state, city, district or other political subdivision or jurisdiction of any nature;

         (b) national, local, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental ministry, agency, branch, department, official or entity and any court or other tribunal);

         (d) multinational organization or body; or

         (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         11.25 "Group Company" is defined in Section 2.12.

         11.26 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that may affect the value of the Facilities or SPL.

         11.27 "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         11.28 "Intellectual Property Assets" is defined in Section 2.23.

         11.29 "Knowledge." An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting business in the ordinary course.

         An entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         11.30 "Legal Requirement" means any national, local, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         11.31 "Material Adverse Effect" means a diminution in the value of PRG in an amount equal to $55,000, or with respect to any Person, the occurrence of any event which could reasonably be expected to cause a material adverse change to the prospects of such Person and its subsidiaries, taken as a whole, or on the ability of such Person or any Related Person to consummate the transactions contemplated hereby.

         11.32 "Material Interest" means 5% or more of the share capital of or other ownership interest in any Person.

         11.33 "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         11.34 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         11.35 "Organizational Documents" means (a) the memorandum, articles or certificate of incorporation or association and the bylaws and any similar constitutive document of a company; (b) the partnership or other similar agreement of any general or limited partnership or any association or other entity; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of any Person; (d) any filing or registration with any trade, commercial or other similar registry; and (e) any amendment to any of the foregoing.

         11.36 "Percentage Interests" is defined in Section 2.4.

         11.37 "Person" means any individual, company, partnership, limited liability company, Governmental Body or other entity of any nature.

         11.38 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         11.39 "PRG" is defined in the first paragraph of this Agreement.

         11.40 "Regular Units" means the "Regular Units" issued by PRG pursuant to its Organizational Documents as such term is defined therein.

         11.41 "Related Person" means with respect to a Person:

         (a) any Person that, individually or jointly, directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person (including, without limitation, officers and directors thereof); or

         (b) any Person that holds a Material Interest in such specified Person (or any Person in which such specified Person holds a Material Interest).

         11.42 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         11.43 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         11.44 "Sellers" is defined in the first paragraph of this Agreement.

         11.45 "SPL Shares" is defined in the Recitals of this Agreement.

         11.46 "Subsidiary" means with respect to any Person (the "Owner"), of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         11.47 "Taxes" means all taxes, however denominated, including interest, penalties and other additions to tax that may become payable, imposed by any Legal Requirement or any Governmental Body, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, unemployment insurance, social security or other social benefits taxes, sales, use, value added, ad valorem, excise, franchise, gross receipts, business licenses, occupations, real or personal property, stamps, transfers, environment and workers' compensation, which SPL is required to pay, withhold or collect.

         11.48 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         11.49 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         11.50 "Threatened." A claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         11.51 "Transaction Document." This Agreement, including all schedules and exhibits hereto, and any employment agreement entered into in connection herewith.

                                   ARTICLE XII

                             POST-CLOSING COVENANTS

         12.1 Covenant Not to Compete. Sellers and each of their affiliates agrees that during the "Non-Compete Term" (as hereinafter defined) and except on behalf of PRG or SPL, neither they nor any of their affiliates will, directly or indirectly:

         (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is competitive with the business conducted by SPL or PRG including, without limitation, any business which provides audio visual products and services in North America or any other business if SPL, PRG or such affiliate has taken substantial steps in anticipation of commencing such business and Sellers or their affiliates were aware of such steps;

         (b) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any Person or other entity engaged in any of the businesses set forth in subparagraph(a) above;

         (c) influence or attempt to influence any Person or other entity that is a contracting party with PRG or SPL at any time to terminate any written or oral agreement with PRG or SPL except to the extent that he is acting on behalf of PRG or SPL in good faith;

         (d) solicit or engage in business with any person who was an SPL or PRG customer during the Non-Compete Term; or

         (e) either on its own account or in conjunction with or on behalf of any other Person, solicit, entice away from PRG or SPL or hire any officer, employee or customer of either such Person as of the date hereof or at any time thereafter, whether or not such officer, employee or customer would commit a breach of contract by reason of leaving service or transferring business.

         The "Non-Compete Term" shall commence on the date hereof and end on the fifth anniversary of the date hereof.

         The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the PRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 12.1 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The parties acknowledge that the covenant contained herein is an essential part of the transaction embodied herein.

         The parties further agree that any obligations of Sellers pursuant to this Section 12.1 shall not apply in the event that PRG breaches any of its representations, warranties, covenants or obligations under this Agreement; provided, however, that Sellers shall have complied with all notice provisions of this Agreement and dispute resolution procedures pursuant to Section 13.5 hereof.

         12.2 Pledge of Preferred Units. Sellers agree to pledge to The Bank of New York, as agent, for security for payment of the obligation of PRG under its credit agreement, all of their right, title and interest in the Preferred Units such pledge to be evidenced by a pledge or other agreement in form and substance satisfactory to The Bank of New York and PRG.

         12.3 Transactions with Related Persons. From and after the date hereof, no Seller or any Related Person of Sellers or of SPL shall own (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with SPL or (ii) engaged in a Competing Business in any market presently served by SPL except for passive investments in less than one percent of the outstanding share capital of any Competing Business that is publicly traded on any recognized exchange or in an over-the-counter market.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

         13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. SPL will pay all amounts payable to its accountants, attorneys and solicitors in connection this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall be responsible for any fees or expenses payable to Bengur Bryan & Co., Inc. in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Notwithstanding anything herein to the contrary, the Sellers shall bear the costs of all transfer and other Taxes incurred in connection with the transfer of the SPL Shares or the transactions entered into in connection herewith or in contemplation hereof.

         13.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as PRG and SPL jointly determines; provided, however, that PRG shall be permitted to make any disclosure which it reasonably believes to be necessary or advisable in order to comply with its public reporting requirements. Unless consented to by PRG in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause SPL to, and PRG shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person; provided, however, that PRG shall make public disclosures in accordance with its public reporting requirements. Sellers and PRG will consult with each other concerning the means by which SPL's employees, customers and suppliers and others having dealings with SPL will be informed of the transactions contemplated hereby, and PRG will have the right to be present for any such communication.

         13.3 Confidentiality.

         (a) Between the date of this Agreement and the Closing Date, PRG, SPL and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of PRG and SPL to maintain in confidence, any written, oral or other information obtained in confidence from another party or SPL in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing including, without limitation, any filing with the Securities and Exchange Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such information is required by law, regulation or legal process.

         (b) If the transactions contemplated hereby are not consummated, each party will return or destroy such written information and copies thereof. Whether or not the Closing takes place, Sellers waive, and will upon PRG's request cause SPL to waive, any cause of action, right or claim arising out of the access of PRG or its representatives to any trade secrets or other confidential information of SPL except for the intentional competitive misuse by PRG of such trade secrets or confidential information.

         13.4 Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by telecopier; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

         Notices to PRG shall be addressed to:

                           Robert A. Manners, Esq.
                           General Counsel
                           Production Resource Group, L.L.C.
                           539 Temple Hill Road
                           New Windsor, New York  12553
                           facsimile: (914) 569-9537

         With a copy to:

                           Alan J. Rice, Esq.
                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, New York  10038
                           facsimile: (212) 504-6666

         Notices to SPL shall be addressed to:

                           Chad M. Gillenwater, Sr.
                           Signal Perfection, Ltd.
                           8901 Herrmann Drive
                           Columbia, Maryland  21045
                           facsimile:  (410) 381-2568

         With a copy to:

                           Robert A. Rombro
                           Suite 402
                           22 Light Street
                           Baltimore, Maryland  21202
                           facsimile:  (410) 752-1013

         Notices to the Individual Sellers shall be addressed to the address set forth next to their name on the signature pages hereof:

         Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) one business day after it has been delivered to a reputable international courier service; or
(iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier.

         13.5 Dispute Resolution.

         (a) Except as set forth in clause (b) below, any disagreement, difference or dispute between any of the parties hereto relating in any way to this Agreement, the rights or obligations of the parties hereunder or the transactions contemplated hereby shall be settled by arbitration held in New York, New York, in accordance with the procedural rules of The American Arbitration Association. The arbitration shall be held before a single arbitrator. The arbitrator shall be selected by the mutual agreement of Sellers and PRG, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award or other decision of the arbitrators shall be final, unappealable and binding on the parties. Any party may seek judgment upon any award in any court having jurisdiction or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

         (b) Notwithstanding clause (a) above, any party hereto may bring an action in any court of competent jurisdiction (i) for provisional relief pending the outcome of arbitration, including pre-judgment attachment or sequestration of assets, (ii) for injunctive relief, including specific enforcement of the obligations of a party hereunder or (iii) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorized by this clause (b), each party hereby consents to the non-exclusive jurisdiction of the state and federal courts of competent jurisdiction located in the State of New York.

         13.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         13.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         13.8 Entire Agreement and Modification. This Agreement, when executed and delivered, supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between PRG and Sellers dated April 3, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         13.9 Disclosure Schedule.

         (a) The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         13.10 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that PRG may assign any of its rights under this Agreement to any affiliate of PRG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         13.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         13.13 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York, U.S.A. without regard to conflicts of laws principles.

         13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                        PRODUCTION RESOURCE GROUP, L.L.C.


                                        By: /s/ Jeremiah J. Harris
                                           -------------------------------------
                                           Name:  Jeremiah J. Harris
                                           Title: Chairman & CEO


                                        SIGNAL PERFECTION, LTD.


                                        By: /s/ William E. Parry
                                           ------------------------------------
                                           Name:  William E. Parry
                                           Title: President


                                        William E. Parry

                                        /s/ William E. Parry
                                        ---------------------------------------


                                        Chad M. Gillenwater, Sr.

                                        /s/ Chad M. Gillenwater, Sr.
                                        ---------------------------------------


                                        Frederick H. Curdts

                                        /s/ Frederick H. Curdts
                                        ---------------------------------------


                                        Philip DiPaula

                                        /s/ Philip DiPaula
                                        ---------------------------------------


                                        Donald Alberg

                                        /s/ Donald Alberg
                                        ---------------------------------------

                                  Schedule 1.2


                                Shareholder Loans

CWF, LLC, an entity which is owned 100% by Sellers in the same proportions in which they currently own SPL stock, is the maker of a $770,000 promissory note payable to SPL, which note shall be repaid at Closing.

                                 Schedule 2.4(a)


                                Shareholder List


Name                                                        Number of Shares
----                                                        ----------------


William E. Parry                                            2,380


Chad M. Gillenwater                                         2,380


Frederick H. Curdts                                         1,190


Philip DiPaula                                              350


Don Alberg                                                  350

                                 Schedule 2.4(b)


                          Interests of SPL and Sellers


         Sellers own partnership interests in CWF, LLC in the same proportions as they currently own stock in SPL. These represent 100% of the equity of CWF, LLC.


         Media Fabricators has never issued any debt or equity instruments. Media Fabricators is a Shell Entity owned 100% by CWF, LLC.


         LBM Associates, Inc. is a construction company in which SPL purchased an equity interest. This interest will be transferred to the Sellers at Closing. There is a $34,110 receivable from LBM Associates, Inc. which will be assigned to the Sellers at Closing.


         Structural Steel Fabricators is a construction company in which CWF, LLC owns a 19% interest.






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                                  Schedule 2.29


                            Non-Accredited Investors


Frederick H. Curdts
Philip DiPaula
Donald Alberg




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